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                                                                   EXHIBIT 2.2.1

                            [LETTERHEAD OF THE FUND]

                                                            _____________, 2002

WellChoice, Inc.
11 West 42nd Street
New York, NY 10036

         Re:      Transfer and Exchange of Shares

Ladies and Gentlemen:

     Reference is hereby made to (i) the Amended Plan of Conversion filed by Empire HealthChoice, Inc. ("Empire") on June 18, 2002, as amended (the "Plan"),
(ii) the related Opinion and Decision issued by the New York State Department of Insurance on October 8, 2002, and (iii) that certain Voting Trust and Divestiture Agreement, dated as of the date hereof (the "Voting Trust Agreement"), by and among WellChoice, Inc. ("WellChoice"), the Trustee specified therein and the Members of the Board of The New York Public Asset Fund (the "Fund"). To effect the stock transfer in "Step 4" described in the Plan under "Conversion Transaction - - - The Steps of the Proposed Transaction," the Fund hereby agrees with WellChoice that the Fund shall transfer ninety-five (95) shares of Empire to WellChoice Holdings of New York, Inc., a New York corporation and a wholly owned subsidiary of WellChoice, in exchange for WellChoice issuing: (A) ______ shares of WellChoice's common stock, par value $.01 per share ("Common Stock"), to the Fund, (B) _______ shares of Common Stock to the Trustee (on behalf of the Fund and as specified in the Voting Trust Agreement) and (C) one (1) share of WellChoice's Class B common stock, par value $.01 per share, to the Fund (collectively, the "Share Transfer"). The Share Transfer shall take place at the time of the Conversion (as described in the Plan) as mutually agreed by the parties.

Very truly yours,

Members of the Board of the New York Public Asset Fund


_______________________    _______________________   __________________________
Name:                      Name:                     Name:

_______________________    _______________________
Name:                      Name:


Accepted and Agreed as of the
date first written above:

WellChoice, Inc.

By:________________________
Name:
Title: